Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-147420) of Sucampo Pharmaceuticals, Inc. and Subsidiaries of our report dated March 24, 2008 relating to the consolidated financial statements, which appears in Sucampo Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007.
/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
December 29, 2008